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                                                        EXHIBIT 4



                  AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT, dated as of January 27, 1994, to the Rights
Agreement, dated as of July 22, 1991 (the "Rights Agreement"), between Continental Bank Corporation, a Delaware corporation (the
"Company"), and Continental Bank, National Association, a national banking association, as Rights Agent (the "Rights
Agent").


          WHEREAS, the Company and the Rights Agent have hereto-fore executed and entered into the Rights Agreement; and


          WHEREAS, pursuant to Section 27 of the Rights Agree-ment, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and


          WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or sup-plemented from time to time, the "Merger Agreement"), sub-stantially in the form set forth in Exhibit A to this Amendment, between the Company and BankAmerica Corporation ("BankAmerica"), as the same may be amended from time to time (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and


          WHEREAS, it is proposed that immediately after the execution of the Merger Agreement the Company enter into the Stock Option Agreement attached as an exhibit to the Merger
Agreement (the "Stock Option Agreement"); and


          WHEREAS, the Board of Directors has determined that the Merger and the other transactions contemplated by the Merger
Agreement are fair to and in the best interests of the Company and its stockholders; and


          WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby from the application of the Rights Agreement.


          NOW, THEREFORE, the Company hereby amends the Rights
Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:
          "Neither BankAmerica Corporation, a Delaware corpo-ration ("BankAmerica") nor any other Person, shall be deemed to be an Acquiring Person by virtue of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement") or the Stock Option Agreement, each to be entered into as of January 27, 1994, between the Company and BankAmerica or by virtue of any of the transactions contemplated thereby."


          2. Section 30 of the Rights Agreement is hereby modi-fied and amended to add the following sentence at the end thereof:
          "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Stock Option Agreement."


          IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                                   Continental Bank Corporation


                                By: /s/ John J. Higgins
                                   ____________________________



                                   Continental Bank, N.A.


                                By: /s/ John J. Higgins
                                   ____________________________